EXHIBIT 23(b)

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Republic Bancorp Inc of our report dated January 13, 2003, with respect to the consolidated financial statements and schedules of Republic Bancorp Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
May 13, 2003